UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 19, 2007

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2007, the Board of Directors of WMS Industries Inc. (the “Corporation”), upon the recommendation of the Compensation Committee and in accordance with individual employment agreements with the Corporation, approved cash bonus matrices which are entirely dependent on financial performance goals for Brian R. Gamache, Orrin J. Edidin, and Scott D. Schweinfurth for the fiscal year ending June 30, 2008.  The potential cash bonus payable, depending on the Corporation’s financial performance against the goals set by the Board of Directors, ranges from 0% to 280% of annual base salary for Mr. Gamache, with a bonus of 140% of annual base salary if the target goals are met, and from 0% to 225% of annual base salary for Messrs. Edidin and Schweinfurth, with a bonus of 105% of annual base salary if the target goals are met.

The Board also approved a cash bonus matrix to be used to determine 75% of the potential bonuses achievable for the year ending June 30, 2008 by our other executive officers including those executive officers named in our proxy statement.  The potential result from the calculation in accordance with the matrix ranges from 0% to 300% of the targeted bonus percentage for each individual, depending on the Corporation’s financial performance against the goals set by the Board of Directors, with a matrix result of 140% of each individual’s target bonus percentage if the target goals are met.  The matrix result is then multiplied by 75% and added to the other 25% of the cash bonus that may be awarded to such individuals.  The 25% portion is dependent on achievement of each individual’s personal objectives.

The performance goals set by the Board of Directors for the bonus matrices relate to revenue and earnings per share and are the same for all of our executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

/s/ Kathleen J. McJohn
Name:Kathleen J. McJohn
Title:Vice President, General Counsel and Secretary

Date: September 25, 2007